EXHIBIT 21



                           SUBSIDIARIES OF NUI CORPORATION


                  Essel Corporation  (a Florida corporation)  and Utility
             Billing Services, Inc. (a New Jersey corporation) are wholly-owned subsidiaries of NUI Corporation.

                  Natural Gas Services, Inc. (a  Delaware corporation) is
             a wholly-owned subsidiary of Essel Corporation.